EXHIBIT 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors
Frozen Food Express Industries, Inc.:

    We consent to the incorporation by reference in the registration statements on Form S-8 ( File Nos. 033-48494, 033-59465, 033-59461, 333-21831, 333-38133, 333-52701, 333-87915, 333-87913, 333-56204, 333-56248, 333-106696, 333-120568, and 333-128125) of Frozen Food Express Industries, Inc. and subsidiaries (the Company) of our reports dated June 13, 2006, with respect to the consolidated balance sheets of Frozen Food Express Industries, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005 which reports appear in the December 31, 2005, annual report on Form 10-K of Frozen Food Express Industries, Inc.

    Our report dated June 13, 2006 on the consolidated financial statements indicates that, the consolidated financial statements for the year ended December 31, 2004 have been restated.

    Our report dated June 13, 2006 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that the Company has not maintained effective internal control over financial reporting as of December 31, 2005.

/s/KPMG LLP

Dallas, Texas
June 13, 2006